EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 1st day of September, 2020 by and between SCOTT DeANGELO (hereinafter “Executive”), whose address is 1201 N. Town Center Drive, Las Vegas, Nevada 89144, and ALLEGIANT TRAVEL COMPANY, a Nevada corporation (hereinafter “the Company”), whose address is 1201 N. Town Center Drive, Las Vegas, Nevada 89144.

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive as its executive vice president and chief marketing officer, and Executive desires to be so employed pursuant to and in accordance with the terms and conditions hereinafter set forth; and

NOW, THEREFORE, for and in consideration of the above premises, the terms and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Executive and the Company, it is hereby agreed as follows:

1.Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company upon all of the terms and conditions as are hereinafter set forth. Terms of employment with the Company are also governed by the Company’s employment policies in effect from time to time. The Company shall provide a copy of such employment policies to Executive upon request. In the event of any conflict between the terms of this Agreement and the generally applicable employment policies, the terms of this Agreement shall prevail.

2.Scope of Services.

A.Executive shall be employed by the Company as the executive vice president and chief marketing officer of the Company and its operating subsidiaries. Executive shall report to the Company’s President or such other officer as the Company’s Board of Directors may designate (“Supervising Officer”). Executive’s duties shall include those indicated above and such other duties assigned to him by the Supervising Officer from time to time.

Executive’s services are mutually agreed to be unique personal services. Executive acknowledges that the Company is relying upon Executive’s experience, expertise and other qualifications in entering into this Agreement. Executive shall not assign or delegate any right, obligation or duty hereunder to any other person or entity without the express written consent of the Company.

B.During Executive’s period of service hereunder, Executive agrees to perform such services not inconsistent with Executive’s position as shall from time to time be assigned to Executive by the Supervising Officer. During the term of this Agreement, except for disability, illness and vacation periods, Executive shall devote Executive’s full productive time, attention and energies to the positions of executive vice president and chief marketing officer of the Company and its operating subsidiaries.

C.Executive shall be required to reside in Las Vegas, Nevada during his employment under this Agreement.

D.Executive’s expenditure of reasonable amounts of time in connection with outside activities, not competitive with the business of the Company, such as outside directorships or charitable activities, shall not be considered in contravention of this Agreement so long as such activities do not interfere with his performance of this Agreement. Further, it is understood and agreed by the parties hereto that Executive is entitled to engage in passive and personal investment activities not interfering with his performance of this Agreement.

3.Limitations of Duties. Executive shall not, without consent first being given by the Company, which consent may be general authority from the Company:

A.Take part in activities detrimental to the best interests of the Company, including rendering any services to any other firm or entity which conflict or interfere with the performance of Executive’s duties hereunder.

B.Exceed any limitations on his authority that may be established by the Board.

C.Enter into any contract, oral or written, in the name of, for or on behalf of the Company other than in the ordinary course of business.

D.Use any money belonging to the Company or pledge its credit other than in the ordinary course of business.

E.Commit or suffer to be committed any act whereby the Company’s property may be subject to attachment or seizure.

F.Cause the Company to become a guarantor, surety or endorser or give any note for the benefit of any other person whomsoever.

Upon a breach of any provision under this Item 3, the Company shall have the right to terminate this Agreement for Cause as set forth in Item 6E hereof and to pursue any other remedies available to the Company as a result of such breach.

Executive shall indemnify and hold the Company harmless from and against any and all damages, actions, causes of action, claims and other liabilities, contingent or otherwise, directed toward the Company by others as a result of Executive’s violation of any of the provisions of this Item 3.

4.Compensation.

A.Base Compensation. As base compensation (“Base Salary”) for providing services hereunder, Executive shall be paid Two Hundred Sixty Thousand Dollars ($260,000) per annum to be paid monthly or in more frequent installments as may be agreed upon by the Company and Executive. The salary payable to Executive shall be inclusive of any fees received by Executive as an officer of the Company or any other company or corporate body in which Executive holds an office as a nominee or representative of the Company.

B.Annual Bonus. Subject to the limitations in Paragraph N below, Executive shall be entitled to participate in the Company’s annual bonus program (if any) as in effect from time to time and subject to meeting any requirements established for participation in the bonus program and may also be granted a discretionary bonus in such amount as may be determined by the Board of Directors (the “Board”) in its sole discretion.

C.Time-Based Restricted Stock. Executive will be granted shares of restricted stock (the “T-B Restricted Stock”) under the Company’s 2016 Long-Term Incentive Plan as follows: (i) upon the effective date of this Agreement, seven thousand four hundred fifty (7,450) shares; (ii) upon the first anniversary of this Agreement (if the Executive remains actively employed as of such date), a number of shares equal to $960,000 divided by the closing price of the Company’s stock on such date; and (iii) upon the second anniversary of this Agreement (if the Executive remains actively employed as of such date), a number of shares equal to $960,000 divided by the closing price of the Company’s stock on such date. Each of these grants of T-B Restricted Stock will vest in three (3) equal annual installments commencing on the first anniversary of each date of grant. In other words, the 2020 grant of T-B Restricted Stock will vest in 2021, 2022 and 2023; the 2021 grant of T-B Restricted Stock will vest in 2022, 2023 and 2024; and the 2022 grant of T-B Restricted Stock will vest in 2023, 2024 and 2025. In the event a Change of Control transaction is consummated prior to the forfeiture of any of T-B Restricted Stock, any unvested T-B Restricted Stock shall automatically vest. Each grant of T-B Restricted Stock will be subject to the terms of a Restricted Stock Agreement to be entered into between the Company and Executive to evidence this grant. Executive shall be entitled to vote all vested and unvested shares of T-B Restricted Stock and to receive all dividends paid thereon, until and unless such time as such shares of T-B Restricted Stock are forfeited in accordance with the terms of the Restricted Stock Agreement evidencing such grant.

D.Grant on Expiration of CARES Act Compensation Limitations. As a recipient of financial support under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), the Company is subject to certain restrictions on executive compensation for employees who made over $425,000 in 2019. These restrictions will continue to apply until at least March 24, 2022 and possibly longer. At such time as the Company is no longer subject to the restrictions on executive compensation under the CARES Act, the Company shall grant to Executive an additional seven thousand five hundred (7,500) shares of restricted stock (the “Additional Restricted Stock”) under the Company’s 2016 Long-Term Incentive Plan provided that the Executive remains actively employed as of such date. The Additional Restricted Stock will vest on the first anniversary of the date of grant. In the event a Change of Control transaction is consummated prior to the forfeiture of the Additional Restricted Stock, any unvested Additional Restricted Stock shall automatically vest. The Additional Restricted Stock will be subject to the terms of a Restricted Stock Agreement to be entered into between the Company and Executive to evidence this grant. From and after grant, Executive shall be entitled to vote all vested and unvested shares of the Additional Restricted Stock and to receive all dividends paid thereon, until and unless such time as such shares of Additional Restricted Stock are forfeited in accordance with the terms of the Restricted Stock Agreement evidencing such grant.

E.Participation in Future Equity Grants. Subject to the limitations in Paragraph N below, Executive shall be considered for participation in equity awards to senior management which may be granted by the Board in the future.

F.Fringe Benefits. The Company shall provide Executive health and dental insurance for Executive and his spouse (if married) and family and such vacation time, sick leave and other fringe benefits, including but not limited to participation in any pension, 401(k) and employee benefit plans that may be maintained by the Company from time to time as are made generally available to other management employees of the Company in accordance with Company policies. The Company reserves the right to change the benefits available under its benefit plans at any time or times.

G.Change of Control Benefits. In the event Executive’s employment with Company shall cease within one (1) year after a “Change of Control” (as defined below) as a result of termination by the Company without “Cause” (as defined in Item 6C) or termination by Executive with “Good Reason” (as defined in Item 6D), Executive shall continue to receive his full base salary and related fringe benefits for the remaining term of this Agreement but in no event less than six (6) months following Executive’s termination and all outstanding stock options, restricted stock grants and stock appreciation rights held by Executive at the time shall become immediately vested.

H.Definition of Change of Control. For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if at any time after the date this Agreement is signed: (i) by any method, transaction or series of related transactions, more than 50% of the outstanding shares of Company or beneficial ownership thereof are acquired within a period of one year by a person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934) other than the members of Company’s Board, those persons who were more than 5% owners of the Company prior to the date of this Agreement, employees of the Company and any of their immediate family members and affiliates; (ii) there is a merger or consolidation of the Company in which the Company is not the continuing or surviving entity or in which the stockholders of the Company immediately before such transaction do not own in the aggregate at least 50% of the outstanding voting shares of the continuing or surviving entity immediately after such transaction; (iii) there is a merger or consolidation of the Company pursuant to which the Company’s shares are converted into cash, securities or other property; or (iv) the Company sells, leases or exchanges all or substantially all of its assets or the Company’s stockholders approve the liquidation or dissolution of the Company.

I.Positive Space Travel. In recognition of Executive’s service in a senior management role for the Company for many years, the following benefit is provided. During the term of his employment with the Company and for a period of five (5) years thereafter, Executive shall be entitled to passes for air travel on the flights of the Company (and any successor-in-interest to the Company) for Executive, his wife and children (up to age 21) on a positive space basis at no cost to Executive.

J.Expense Reimbursement. In addition, the Company shall reimburse Executive for any expenses incurred by Executive in connection with the business of the Company, as approved by the Company. These expenses may include expenses for travel, business promotion, association memberships, and any other expenses as may be approved by the Supervising Officer from time to time. The Company shall reimburse Executive for such out-of-pocket expenses by the tenth (10th) day of the month following the month in which such expenses were incurred (and appropriate documentation thereof has been provided to the Company). The Company may issue to Executive a company credit card. In such event, Executive agrees to use such card only for the expenses reimbursable under this paragraph. Executive agrees to keep the card securely. In the event of loss or theft, the issuing authority and the Company shall be informed immediately. The card shall be returned to the Company forthwith on the termination of Executive’s employment for any reason whatsoever.

K.Payroll Taxes. Executive shall bear full responsibility for the employee portion of all payroll taxes. Such amounts may be paid, at Executive’s request, by the cancellation of such number of shares of Restricted Stock as may be necessary to fund the payroll tax obligation based on a value equal to the closing stock price of the Company’s stock on the last trading day prior to the date of vesting.

L.Deductions. Deductions shall be made from Executive’s salary for social security, Medicare, federal and state withholding taxes, and any other such taxes as may from time to time be required by governmental authority.

M.Clawback Agreement. In accordance with the Company’s clawback policy, Executive hereby agrees to reimburse the Company for all or any portion of any bonuses or incentive or equity-based compensation if the Compensation Committee in good faith determines: (a) the payment or grant was based on the achievement of certain financial results that were subsequently the subject of a material financial restatement (other than as a result of a change in accounting principles) and a lower payment or award would have occurred based upon the restated financial results; or (b) the Executive engaged in fraud or intentional misconduct related to the Company or its business. In each such instance, the Company will, to the extent practicable and allowable under applicable law, require reimbursement of any bonus or incentive or equity based compensation awarded or effect the cancellation of any unvested or deferred stock awards previously granted to the Executive in the amount by which the Executive’s bonus or incentive or equity based compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, or such other amount as determined by the Compensation Committee, provided that the Company will not be entitled to recover bonuses or incentive or equity based compensation paid more than three years prior to the date the applicable restatement is disclosed.

N.CARES Act Limitations on Compensation. Notwithstanding anything herein to the contrary, in no event shall any cash or stock-based compensation under this Agreement (whether upon payment, grant, vesting or accelerated vesting) exceed the limitations imposed upon the Company by virtue of accepting support from the U.S. Treasury under the CARES Act so long as those restrictions remain in effect. In the event of any such restriction, the parties agree to use good faith to negotiate an arrangement to provide the same value of compensation to Executive at a later time or on other terms but in compliance with the CARES Act; provided, however, that if the Company believes the limits may be exceeded in 2020 or any other calendar year as a result of compensation classified as “other compensation” for proxy statement purposes, then the Company may reduce Executive’s base salary in such year to the extent necessary to assure that the limits are not exceeded.

O.Release Required for Post-Termination Benefits. Notwithstanding anything herein to the contrary, the acceleration of vesting of Restricted Stock, continued payment of salary after termination and other post-termination benefits shall be available to Executive under Items 4C, 4D, 4G, 4I, 6C and 6D in each case, if and only if Executive has executed and delivered to the Company a release in the form attached hereto as Exhibit A or in such other form agreed to by the parties and only so long as Executive has not revoked such general release.

5.Term. The initial term of this Agreement shall commence as of the date hereof (the “Effective Date”) and shall continue until August 31, 2023. The term of the Agreement shall expire on such date absent a renewal signed by both parties.

6.Termination:

A.This Agreement shall be terminated upon Executive’s death or upon a physician certified disability which permanently or indefinitely renders Executive unable to perform his usual duties on behalf of the Company. In the event of Executive’s termination of employment as a result of death or such a disability, all outstanding stock options, restricted stock grants and stock appreciation rights held by Executive at the time shall become immediately vested.

B.Executive may, without “Good Reason” (as defined in paragraph D below), terminate this Agreement by giving to the Company sixty (60) days written notice and such termination shall be effective on the date specified by Executive but in no event earlier than the sixtieth (60th) day following the date of such notice. In such event, Executive shall continue to render his services up to the Termination Date (as hereinafter defined) if so requested by the Company. In the event of such a resignation without Good Reason, all then unvested stock options, restricted stock grants and stock appreciation rights held by Executive shall be immediately forfeited.

C.The Company may, without “Cause” (as defined in paragraph E below), terminate this Agreement at any time by giving to Executive written notice and such termination shall be effective on the date specified by the Company. At the option of the Company, Executive shall immediately cease performing his duties hereunder upon receipt of the notice. If terminated without Cause pursuant to this paragraph C, Executive shall continue to receive his full base salary and related fringe benefits for the remaining term of this Agreement (but in no event for less than six (6) months following Executive’s termination and all outstanding stock options, restricted stock grants and stock appreciation rights held by Executive at the time shall become immediately vested.

D.Executive may terminate this Agreement immediately for “Good Reason”. For purposes of this Agreement, Good Reason shall be defined as (i) failure of the Company to make any payment or provide any benefit to Executive hereunder, which failure is not cured within thirty (30) days after the Company’s receipt of written notice of such default, or (ii) a material diminution of Executive’s duties and responsibilities or his title without Executive’s consent, or (iii) the principal location at which Executive is to perform his duties is relocated to a place more than fifty (50) miles from Las Vegas, Nevada. Any termination under this paragraph D shall take effect immediately upon the Company’s receipt of written notice from Executive after the expiration of any applicable cure period. If Executive terminates this Agreement for “Good Reason” pursuant to this paragraph D, Executive shall continue to receive his full base salary and related fringe benefits for the remaining term of this Agreement but in no event less than six (6) months following Executive’s termination and all outstanding stock options, restricted stock grants and stock appreciation rights held by Executive at the time shall become immediately vested.

E.The Company may terminate this Agreement immediately for “Cause”. For purposes of this Agreement, “Cause” shall be defined as any of the following: (i) Executive shall commit a felony or other act involving moral turpitude, which other act is materially detrimental to the Company; (ii) Executive shall knowingly commit any act of prohibited conduct as set forth in Item 3 of this Agreement; (iii) Executive shall commit any act, specifically including but not limited to drug or alcohol abuse, which act is materially harmful to the Company, or which in the reasonable opinion of the Company’s Board brings the Company into disrepute; (iv) Executive shall commit any act of fraud, dishonesty, theft or misappropriation, whether or not related to his activities on behalf of the Company, including providing false reports or accounts to the Company or deliberately making false statements about the Company, its services, employees, customers or suppliers; (v) intentional or repeated material neglect of Executive’s duties; (vi) breach by Executive of any other material provision of this Agreement; (vii) Executive shall become the subject of a bankruptcy proceeding or otherwise make an arrangement or composition with creditors generally; (viii) Executive shall engage in anti-social behavior (such as fighting, indecency, harassment, sexual or racial harassment or discrimination, intimidation of others, physical violence or assault) during the course of performing duties for the Company or against another employee outside of work; (ix) Executive shall have possession of illegal drugs at the Company’s workplace; or (x) Executive shall perform duties in a negligent or dangerous manner which causes or is likely to cause material loss or injury. This Agreement may not be terminated by the Company under subclause (v), (vi) or (x) of this Item unless and until the Company has provided Executive with written notice of such violative conduct and Executive has failed to cure (or fails to commence and thereafter diligently pursue the cure) such act within thirty (30) days after Executive’s receipt of such written notice; provided, however, that no right to cure shall be available for a second or subsequent violation of the same provision within any twelve (12) month period. Any termination under this paragraph E shall take effect immediately upon Executive’s receipt of written notice from the Company or expiration of any applicable cure period, whichever is later. The failure of the Company to terminate this Agreement for cause as a result of any of the foregoing at any one or more times shall not affect the Company’s ability to terminate this Agreement for cause as a result of the subsequent occurrence of any act giving rise to “cause” hereunder, provided that Executive is still provided with a notice to cure if applicable in accordance with the above. In the event of a termination for Cause, all then unvested stock options, restricted stock grants and stock appreciation rights held by Executive shall be immediately forfeited.

F.Upon termination, Executive shall have no obligation to provide any additional services, and except as expressly provided above, the Company shall only be obligated pay to Executive the portion of any amounts due as of the termination date, together with all unreimbursed out-of-pocket expenses incurred by Executive.

G.Termination of Executive’s Obligations. In the event of the termination of Executive’s employment during the term of this Agreement, Executive’s obligations under Item 7 of this Agreement shall survive the expiration of the term of this Agreement without renewal and termination of Executive’s employment as provided in such Item. Unless the parties to this Agreement mutually agree to extend the term of this Agreement, the restrictions under Item 7 of this Agreement shall no longer apply after the expiration of the term of this Agreement if Executive continues to be employed by the Company at that time.

H.Resignation of Positions upon Termination. On the termination of this Agreement for any reason whatsoever, Executive shall at the request of the Company immediately resign (without prejudice to any claims which Executive may have against the Company arising out of this Agreement or the termination thereof) from all and any offices which Executive may hold as an officer or member of the Board of the Company and from all other appointments or offices which Executive holds as a nominee or representative of the Company and if Executive should fail to do so, the Company is hereby irrevocably authorized to appoint another person in Executive’s name and on Executive’s behalf to sign any documents or do any thing necessary or requisite to effect such resignation(s) and/or transfers.

I.Termination Date. For all purposes of this Agreement the “Termination Date” shall refer to the effective date of termination as set forth above.

7.Restrictive Covenants. As a material inducement to the Company’s employment of Executive, the provisions of this Item 7 shall apply.

A. For purposes of this Item, the following terms and provisions shall have the following meanings:

(i) “Prohibited Time Period” shall mean the period beginning on the date of execution hereof and ending on the date that is twelve (12) months after the termination of employment for any reason whatsoever of Executive.

(ii) “Prohibited Business” shall mean the business of providing charter or scheduled airline service. The Prohibited Business shall include, but is not limited to, employment with an existing airline or with a group which within one (1) year prior to the termination of Executive’s employment or after the termination of employment, begins to take steps to form a start-up airline.

(iii) “Prohibited Geographic Area” shall mean the conduct of the Prohibited Business within the United States or to the United States from Mexico, Canada or the Caribbean, whether he is physically located in the Prohibited Geographic Area or whether he is in contact with others located in the Prohibited Geographic Area. Executive acknowledges that he and the Company have agreed that Executive’s services will benefit the Company throughout the Prohibited Geographic Area.

(iv) “Prohibited Capacity” shall mean service in the capacity of an executive or in such other management position or as a significant equity owner or consultant, , in which capacities Executive acknowledges that he has served or will serve the Company and its subsidiaries during the course of his employment for the Company.

(v) “Prohibited Party” shall mean all travel partners of the Company who (a) have contracted for regular chartered air service with the Company during the one (1) year period prior to the date of termination of employment, or (b) whose services are sold by the Company to produce ancillary third party revenue (such as Enterprise Rent-a-Car), (c) have been solicited as potential travel partners of the Company at a meeting held at any time during the one (1) year period prior to the date of termination of employment of Executive.

(vi) “Prohibited Employee” means any employee, independent contractor or consultant of the Company who worked for the Company at any time within six (6) months prior to the termination of employment of Executive; provided, however, that the term “Prohibited Employee” shall not include any employee who had not been employed by the Company within the one (1) year period immediately preceding the date contacted by Executive for subsequent employment.

B. Executive agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others, serve in a Prohibited Capacity in the Prohibited Business in the Prohibited Geographic Area.

C. Executive covenants and agrees that during the Prohibited Time Period, he shall not, for any reason, directly or indirectly (whether as officer, director, consultant, employee, representative, agent, partner, owner, stockholder or otherwise), (i) solicit charter air services from, or market charter air services to, any Prohibited Party, or (ii) enter into a transaction with such Prohibited Party as a result of which the Prohibited Party does, or is likely to, reduce the amount of business between the Prohibited Party and the Company.

D. Executive agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others, hire any Prohibited Employee or request or induce any Prohibited Employee to terminate that person’s employment or relationship with the Company or to accept employment with any other person.

E. The parties agree that: (i) the covenants and agreements of Executive contained in this Item are reasonably necessary to protect the interests of the Company in whose favor said covenants and agreements are imposed in light of the nature of the Company’s business and the professional involvement of Executive in such business; (ii) the restrictions imposed by this Item are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Executive breach any of the provisions of said covenants or agreements; (iii) the covenants and agreements of Executive contained in this Item have been independently negotiated between the parties and served as a material inducement for the Company to enter into this Agreement; (iv) the period and geographical area of restriction referred to in this Item are fair and reasonably required for the protection of the Company; and (v) the nature, kind and character of the activities Executive is prohibited to engage in are reasonable and necessary to protect the Company in that the Company will rely on Executive for those important aspects of its business.

F. Executive acknowledges that a material breach by Executive of any part of this Item will result in irreparable and continuing damage to the Company and any material breach or threatened breach of the covenants provided in this Item shall be subject to specific performance by temporary as well as permanent injunction or any other equitable remedies of any court of competent jurisdiction.

G. The covenants and agreements on the part of Executive contained in this Item shall be construed as agreements independent of any other agreement between Executive and the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each of such covenants and agreements or otherwise affect the remedies to which the Company is entitled hereunder.

H. If the provisions of this Item 7 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

I. Nothing contained in this Item shall restrict Executive from being a not more than 1% stockholder (but not an officer, director, employee, consultant or advisor) of any corporation that directly or indirectly competes with the Company provided the stock of such competing corporation is publicly held and listed on a national stock exchange.

8.Confidential Information.

A.During the period beginning on the execution date of this Agreement and ending on the fifth (5th) anniversary of any termination or expiration of this Agreement, Executive agrees that he shall not, except in pursuit of the Company’s business or with the prior written consent of the Company, for his own benefit or for the benefit of any other person or entity:

i.directly or indirectly disclose, reveal, report, duplicate or transfer any Confidential Information to any other person or entity outside of the Company;

ii.directly or indirectly aid, encourage, direct or allow any other person or entity outside of the Company to gain possession of or access to Confidential Information;

iii.directly or indirectly copy or reproduce Confidential Information, except as required as part of Executive’s duties; or

iv.directly or indirectly use, sell or exploit any Confidential Information or aid, encourage, direct or allow any other person or entity to use, sell or exploit any Confidential Information.

This covenant shall not apply to any Confidential Information now or hereafter voluntarily disseminated by the Company to the public, or which otherwise has become part of the public domain through means other than a breach of Executive’s duty of confidentiality hereunder. “Confidential Information”, for purposes of this Agreement, shall mean information of the Company that constitutes a trade secret or confidential information under Nevada law and shall include, but not be limited to, all relevant information (whether or not reduced to writing and in any and all stages of development), concerning the Company and its services, plans, business practices, methods of operation, financial information, names or lists of names of employees, contractors, suppliers and customers, employee compensation and benefits, other personal employee information, interpretations, surveys, forecasts, marketing plans, development plans, notes, reports, market analyses, specialized software and databases and other information related to suppliers and customers that could be used as a competitive advantage by competitors if revealed or disclosed to such competitors or to persons or entities revealing or disclosing same to such competitors; together with any and all extracts, summaries and photo, electronic or other copies or reproductions, in whole or in part, stored in whatever medium. Confidential Information also includes business information of the Company now known by Executive, or in Executive’s possession, or hereafter learned or acquired by Executive that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Confidential Information may be written or oral, expressed in electronic media or otherwise disclosed, and may be tangible or intangible. Confidential Information also includes any information made available to the Company by its customers or other third parties and which the Company is obligated to keep confidential. Executive acknowledges that the Confidential Information is secret, confidential and proprietary to the Company and has been or will be disclosed to and/or obtained by Executive in confidence and trust for the sole purpose of using the same for the sole benefit of the Company.

B.Executive hereby acknowledges and agrees that (i) the Company has expended considerable and substantial time, effort and capital resources to develop the Confidential Information, (ii) the Confidential Information is innovative and must receive confidential treatment to protect the Company's competitive position in the market and the Company's proprietary interest therein from irreparable damage, (iii) Executive, by virtue of his relationship with the Company, has had and will have access to the Confidential Information, and (iv) the Confidential Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of the Company.

C.Since irreparable harm will otherwise result to the Company in the event of a breach or threatened breach by Executive of the provisions of Item 8A, the Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, company, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Executive waives any requirement for the Company to post a bond or prove actual economic damage prior to seeking injunctive relief.
9.Company Property.

A.Executive acknowledges that all recorded information, including without limitation all notes, memoranda, records, laboratory reports, documents, papers, computer disks, tapes or other storage media and all other papers and documents whatsoever which may have been prepared by Executive or have come into Executive’s possession or control in the course of employment with the Company (the “Documents”) and other materials owned or used by the Company shall at all times remain the sole property of the Company.

B.Executive agrees to promptly, upon request of the Company and in any event upon the termination of Executive’s employment with the Company for any reason whatsoever, forthwith return to the Company all property whatsoever belonging to the Company including, without limitation, any laptop computer belonging to the Company, security passes, credit cards and all copies of the Documents which have come into Executive’s possession or control in the course of employment with the Company and Executive shall not be entitled to and shall not retain any copies thereof.

10.Professional Responsibility.

A.Executive agrees that he will provide in connection with the performance of all services under this Agreement the skill and diligence normally provided by competent professionals in the performance of services similar to that contemplated by this Agreement.

B.Both parties acknowledge and agree that a fiduciary and confidential relationship has commenced and will continue to exist between them and that said relationship will continue during the term of this Agreement.

C.Executive represents that he has no conflicts of interest in rendering his professional services to the Company.

D.Executive shall not during the course of his employment (except as a representative or nominee of the Company or otherwise with the prior consent in writing of the Board) be directly or indirectly engaged, concerned or interested in any other business which: (i) is wholly or partly in competition with any business carried on by the Company by itself or in partnership, common ownership or as a joint venture with any third party; or (ii) is a supplier to or customer of the Company, provided that Executive may own not more than one percent (1%) of the issued shares of any company which is publicly held and listed on a national stock exchange or on the Nasdaq Stock Market.

E.Subject to any regulations from time to time issued by the Company, Executive shall not receive or obtain directly or indirectly any discount, rebate, commission or other inducement in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by Executive) by or on behalf of the Company and if Executive (or any firm or company in which Executive is directly or indirectly engaged, concerned or interested) shall obtain any such discount, rebate, commission or inducement, Executive shall account to the Company for the amount received by Executive or the amount received by such firm or company.

F.As an inducement to the Company to enter into this Agreement, Executive represents and warrants that: (i) he is not a party to any other agreement or obligation for personal services; (ii) there exist no impediments or restraints, contractual or otherwise, on Executive’s power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder; (iii) the performance of his obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which Executive is or was subject; and (iv) Executive has not been involved in any legal proceedings that would be required to be disclosed in response to Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended. As an inducement to Executive to enter into this Agreement, the Company represents and warrants that there exist no impediments or restraints, contractual or otherwise, on the Company’s power, right or ability to enter into this Agreement and to perform its duties and obligations hereunder.

11.Ownership of Works and Materials.

A. Executive agrees that all Works (as defined below) and Materials (as defined below) are the sole and exclusive property of the Company.

B. Executive also specifically acknowledges and agrees that any tangible expression of any Works or Materials were developed, made or invented exclusively for the benefit of and are the sole and exclusive property of the Company or its successors and assigns as “works for hire” under Section 201 of Title 17 of the United States Code.

C. In the event that any Works or Materials are deemed not to be a work for hire, Executive agrees to assign, and does hereby irrevocably assign, to the Company all of his right, title and interest in and to such Works and Materials. Executive further agrees to take any actions, including the execution of documents or instruments, which the Company may reasonably require to effect Executive’s assignment of rights pursuant to this Item 11C, and Executive hereby constitutes and appoints, with full power of substitution and resubstitution, the Company as Executive’s attorney-in-fact to execute and deliver any documents or instruments which Executive has agreed to execute and deliver pursuant to this Item 11C.

D. Executive hereby waives and releases in favor of Company all rights in and to the Works and Materials and agrees that Company shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title or otherwise modify the Works and Materials without Executive’s consent.

E. For purposes of this Item 11, “Works” means any work, studies, reports or analyses devised, developed, designed, formulated or reduced to writing by Executive at any time while Executive is or has been employed by the Company, including, without limitation any and all compositions or works of authorship, concepts, compilations, abridgments, or other form in which Executive may directly or indirectly recast, transform or adapt any of the foregoing.

F. For purposes of this Item 11, “Materials” means any product, model, document, instrument, report, plan, proposal, specification, manual, tape, and all reproductions, copies or facsimiles thereof, or any other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic, digital or other form, any Works.

G. In order to avoid any ambiguity in connection with the creation of any Work which Executive claims is not covered by this Agreement, Executive agrees to disclose in writing to the Company complete details on any Works that are devised, developed, designed, formulated or reduced to writing by Executive at any time while Executive is or has been employed by the Company. Such disclosure shall be made promptly upon development, design or formulation with respect to any Works created while Executive is employed by the Company, and shall be disclosed in writing pursuant to such form as the Company may from time to time provide

12.Business Opportunities. For so long as Executive is employed by the Company, Executive will not, without the prior written consent of the Company (which consent may be withheld by the Company in the exercise of its absolute discretion), engage, directly or indirectly, in any business, venture or activity that Executive is aware or reasonably should be aware that the Company or any affiliate of the Company is engaged in, intends at any time to become engaged in, or might become engaged in if offered the opportunity, or in any other business, venture or activity if the Company reasonably determines that such activity would adversely affect the business of the Company or any affiliate thereof or the performance by Executive of any of Executive’s duties or obligations to the Company.

13. Privacy Waivers.

A.The Company reserves the right to stop and search any employee or property of any employee when entering or leaving the Company’s premises.

B.The Company reserves the right to monitor at any time telephone calls, electronic communications and information transmitted on Company networks or on computer equipment which is owned by the Company or on computers on Company premises that are used for Company business.

14.Notice. All notices required or sent hereunder shall be sent by personal delivery, overnight priority mail via a nationally recognized overnight delivery company, or by certified mail, return receipt requested to the address of the party entitled to receive the notice as set forth above. Notices sent in accordance with this paragraph shall be deemed received upon personal delivery, one (1) business day after delivery to a nationally recognized overnight delivery company or five (5) days after mailed, as aforesaid.

15.Breach by the Company. If there is a dispute regarding the payment of any sum by the Company hereunder, the Company shall not be deemed to have failed to have made a payment hereunder if pending the resolution of such dispute, the Company pays the amount in dispute into court or into an escrow account at the Company’s bank or with the Company’s counsel.

16.Remedies Not Exclusive. The rights, remedies and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits which any party may otherwise have.

17.Invalid Provisions. The invalidity of any one or more of the clauses or words contained in this Agreement shall not affect the reasonable enforceability of the remaining provisions of this Agreement, all of which are inserted herein conditionally upon being valid in law; and in the event that one or more of the words or clauses contained herein shall be invalid, this instrument shall be construed as if such invalid words or clauses had not been inserted or, alternatively, said words or clauses shall be reasonably limited to the extent that the applicable court interpreting the provisions of this Agreement considers to be reasonable.

18.Binding Effect. This Agreement, as it relates to restrictions applicable to Executive, is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated. However, this Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns including, without limitation, any corporation or other entity into which Company is merged or which acquires all or substantially all of the outstanding ownership interests or assets of Company.

19.Jurisdiction. Each of the undersigned further agrees that any action or proceeding brought or initiated in respect of this Agreement may be brought or initiated in the United States District Court for the State of Nevada or in any District Court located in Clark County, Nevada, and each of the undersigned consents to the exercise of personal jurisdiction and the placement of venue in any of such courts, or in any jurisdiction allowed by law, in any such action or proceeding and further consents that service of process may be effected in any such action or proceeding in the manner provided in Section 14.065 of the Nevada Revised Statutes or in such other manner as may be permitted by law. Each of the undersigned further agrees that no such action shall be brought against any party hereunder except in one of the courts above named.

20.Attorney’s Fees. In the event an action is taken by either party to enforce this Agreement or resolve a dispute in connection herewith, the prevailing party shall be entitled to recover the costs incurred with the prosecution and defense of such action, including reasonable attorney’s fees.

21.Miscellaneous. This Agreement shall be construed under and governed by the laws of the State of Nevada other than its conflicts of laws principles. This Agreement contains the complete understanding of the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements, understandings and negotiations relating to the same subject matter. This Agreement may only be modified by a written instrument signed by each of the parties hereto. No provisions of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. Failure to require strict compliance with any term or provision of this Agreement shall not constitute a waiver of a party’s right to insist upon strict compliance with each and every provision of this Agreement. No waiver of any terms and conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other term of condition. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and same instrument. The provisions of Item 3 (the last paragraph), 4D, 4I, 4M, 4N, 6H, 7, 8, 9, 11 and 14 through 21 shall survive the termination of this Agreement and Executive’s employment with the Company. This Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force as an original signature. Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other party; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile. The paragraph headings contained in this Agreement are for reference only and shall not be deemed to impart substantive meeting to any provision of this Agreement. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request and direction of the parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms and without favor to any party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

EXECUTIVE:

/s/ Scott DeAngleo

COMPANY:

ALLEGIANT TRAVEL COMPANY

/s/ John Redmond
Title: President

Exhibit A
Form of Release
THIS RELEASE (the “Release”) is entered into between Scott DeAngelo (“Executive”) and Allegiant Travel Company, a Nevada corporation (the “Company”), for the benefit of the Company. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments under Items 4C, 4D, 4G, 4I, 6C and 6D of the Employment Agreement entered into by and between Executive and the Company, effective as of September 1, 2020 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.

Accordingly, Executive and the Company agree as follows.

1. In consideration for the payments and other benefits provided to Executive under Items 4C, 4D, 4G, 4I, 6C and 6D (as applicable) of the Employment Agreement to which Executive would not otherwise be entitled, Executive represents and agrees, as follows:

(a) Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its subsidiaries, divisions, affiliates and related entities and its current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company, under the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release.

(c) Notwithstanding the foregoing, this Release specifically excludes (i) any unpaid base salary or benefits accrued through the date of Executive’s termination of employment, (ii) Executive’s rights and the Company’s obligations under Items 4C, 4D, 4G, 4I, 6C and 6D (as applicable) of the Employment Agreement, (iii) claims for unemployment benefits, (iv) Executive’s vested account balance, if any, in the Company’s 401(k) plan, and (v) Executive’s right, if any, to elect continued group health coverage for himself and his eligible family members under Part 6 of Title I of ERISA. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by restrictive covenants under the Employment Agreement or any other agreement that continue or are to be performed following termination of employment.

(d) The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasors may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by [●] at [●] within the time period set forth above.

3. This Release will be governed by and construed in accordance with the laws of the state of Nevada, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Nevada or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Nevada to be applied. In furtherance of the foregoing, the internal law of the state of Nevada will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to those payments or benefits under Items 4C, 4D, 4G, 4I, 6C or 6D of the Employment Agreement, as applicable, which are conditioned upon the execution of this Release.